Exhibit 10.1

2018 LivaNova Short-Term Incentive Plan

On February 9, 2018, the Compensation Committee (the "Committee") of the Board of Directors of LivaNova Plc approved our 2018 annual short-term incentive plan (the "2018 STIP"). Our chief executive officer (“CEO”), Damien McDonald, and chief financial officer, Thad Huston, as well as one of our named executive officers, David Wise, and our other executive officers, Douglas Manko and Keyna Skeffington, are eligible to participate in the 2018 STIP.

Under the 2018 STIP, each participant is eligible to receive a target bonus amount calculated as a percentage of base salary, as specified in the participants' employment agreements, copies of which are on file with the Securities and Exchange Commission, or as determined by the Committee. The current target bonus percentage for each of the participants is as follows:

Target Bonus Percentage of Base Salary
Mr. McDonald	100%
Mr. Huston	90%
Mr. Manko	40%
Ms. Skeffington	55%
Mr. Wise	70%

Payment of the target bonus amount is conditioned on our achievement of certain financial objectives and, with the exception of our chief executive officer, each participant's achievement of an individual objective related to talent, as follows:

	Group Objectives		Talent Objective
	Net Sales	Adjusted Net Income
Mr. McDonald	60%	40%
Mr. Huston	50%	35%	15%
Mr. Manko	50%	35%	15%
Ms. Skeffington	50%	35%	15%
Mr. Wise	50%	35%	15%

“Net Sales” is defined as our net sales for 2018 at budgeted currency exchange rates, excluding net sales from our Cardiac Rhythm Management (“CRM”) Franchise, ImThera Medical, Inc. and any acquisitions in 2018. “Adjusted Net Income” is defined as our non-GAAP net income at reported currency exchange rates, after adjustments for our CRM Franchise, and the effects of acquisitions, divestitures, restructuring, integration, purchase price allocation and intangible amortization, special items, including 3T Heater Cooler remediation and significant and unusual litigation, and equity compensation.

Exhibit 10.1 – Page 1

If the threshold for a financial objective (Net Sales or Adjusted Net Income) is achieved, then the funding for that objective is scaled down or up for underachievement and overachievement, respectively, of the objective, as follows:

Percent Achievement of Objective	Percent Funding for Objective
<97%	0%
97%	50%
Linear Interpolation: 1:16.67
100%	100%
Linear Interpolation: 1:7.5
110%	175%
>110%	175%

The Talent Objective is an individual objective that can be underachieved as determined by our CEO, but is not subject to scaling up as described above for the financial objectives.

The table below shows the minimum and maximum achievement of the target short-term incentive payment under the 2018 STIP.

	Minimum	Maximum
Mr. McDonald	0%	175%
Mr. Huston	0%	160%
Mr. Manko	0%	160%
Ms. Skeffington	0%	160%
Mr. Wise	0%	160%

Exhibit 10.1 – Page 2